Exhibit H

List of Applicants

Great Plains Energy Incorporated*
Great Plains Power Incorporated*
Kansas City Power & Light Company*
KLT Inc.*
Innovative Energy Consultants Inc.*
Home Service Solutions Inc.*
KLT Investments Inc.*
KLT Investments II Inc.*
KLT Energy Services Inc.*
KLT Gas Inc.*
KLT Telecom Inc.*
FAR Gas Acquisitions Corporation*
Apache Canyon Gas, LLC*
KLT Gas Operating Company*
Forest City, LLC*
Copier Solutions, L.L.C.*
Advanced Measurement Solutions, Inc.*
Municipal Solutions, L.L.C.*
Telemetry Solutions, L.L.C.*
Custom Energy Holdings, L.L.C.*

*1201 Walnut
Kansas City, MO 64106

Wolf Creek Nuclear Operating Corporation
P.O. Box 411
Burlington, KS 66839-0309

Kansas City Power & Light Receivables Company
2215-B Renaissance Drive
Renaissance Office Park
Las Vegas, NV 89119

Strategic Energy, L.L.C.
Two Gateway Center
Pittsburgh, PA 15222